Exhibit 10.28

Separation Agreement

Raymond E. Watkins (“Employee”) and Vaccinex, Inc. (“Company”) make this agreement (“Agreement”) for the Employee’s orderly separation from employment with the Company.  Employee and the Company will be referred to herein collectively as the “Parties.”

WHEREAS, Employee has been employed by the Company and has received and had access to Confidential and Proprietary Information of the Company (as defined below); and

WHEREAS, the Company has elected to terminate Employee’s employment with the Company effective on the Separation Date (defined below), and

WHEREAS, Employee and the Company have agreed to fully and finally resolve any and all claims Employee has against Company and ensure that Company’s confidential, proprietary and business interests are protected under the terms and circumstances set forth herein;

NOW, THEREFORE, the Parties, in consideration for the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and the Parties acting on their own free will hereby irrevocably agree as follows:

1.Termination of Employment and Separation Payments.

a.Employee’s employment with the Company will terminate effective as of October 22, 2020 (“Separation Date”).  As of the Separation Date, Employee has no authority to speak for, act for, represent, or in any way affect the affairs of the Company and is restricted from entering the Company’s property, except as specifically permitted by the Company.

b.It is agreed and acknowledged that the termination of Employee’s employment with the Company will be considered to be an involuntary termination of Employee’s employment by the Company without cause.

c.Whether or not Employee signs this Agreement, the Company shall pay to Employee the unpaid amount of Employee’s regular compensation for the period through the Separation Date, which amount shall be paid no later than the payroll date on which payment of such amount would have been made to Employee had he remained in employment with the Company.

d.Whether or not Employee signs this Agreement, for Employee’s stock options under the Vaccinex, Inc. 2018 Omnibus Incentive Plan or the Vaccinex, Inc. 2011 Employee Equity Plan outstanding on the Separation Date (collectively, the “Options”), the unvested portion of the Options shall immediately terminate and be forfeited.  Additionally, if the Employee does not sign this Agreement, the vested portion of the Options (the “Vested Options”) will expire and no longer be exercisable on the ninetieth (90th) day following or three-month anniversary of the Separation Date, as specified by the applicable award agreement.

e.In consideration of Employee executing this Agreement, including the Complete Waiver and Release contained in Section 2 below, and provided that Employee signs this Agreement and the revocation period in Section 19 of this Agreement expires with no revocation by Employee, Employee shall receive the following separation payments/benefits, to which Employee is not otherwise entitled:

(i)Employee shall receive Severance Pay equivalent to six (6) months of his base salary, for a total gross amount of Severance Pay equal to $125,767.00, less applicable deductions and withholdings. Severance Pay shall be paid in the earliest practicable regular payroll date, as determined by the Company, after the Effective Date of this Agreement, as defined in Section 19 of this Agreement.

(ii)Employee’s Vested Options will not expire on the ninetieth (90th) day following or the three-month anniversary of the Separation Date as provided by the applicable award agreement, and instead, the Vested Options will continue and Employee will have until the applicable original expiration date of the Vested Options to exercise such Vested Options in accordance with their terms; provided, however, to the extent that the Vested Options are incentive stock options for federal income tax purposes, the exercise of the Vested Options by Employee after the three-month anniversary of the Separation Date will be taxable as the exercise of a nonqualified stock option.

f.All payments made by the Company to Employee under this Agreement shall be reduced by any applicable federal, state, and local income, employment, and excise taxes required to be withheld therefrom by the Company and any other applicable deductions of any other amounts that the Company may be legally required or authorized to deduct or Employee has voluntarily elected to have deducted or withheld from any such payments.

g.The Company makes no representations to Employee regarding the taxability and/or tax implications of this Agreement.  Employee is solely responsible for any tax consequences associated with this Agreement or the payments made pursuant to this Agreement, regardless of whether the Company should have contributed and withheld taxes from the amounts paid (including Social Security and Medicare).  Employee agrees to defend, indemnify, reimburse and hold the Company harmless for any and all taxes, contributions, withholdings, fees, assessments, interest, costs, penalties and other charges that may be imposed on the Company by the Internal Revenue Service, the New York State Department of Taxation and Finance, or any other federal, state or local taxing authority by reason of the settlement payment above, the withholdings and deductions made from the payments above and/or Employee’s non-payment or late payment of taxes due, and she alone assumes all liability for all such amounts.

h.The benefits and compensation payable under this Agreement are intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue

Code of 1986, as amended, and the treasury regulations promulgated and other official guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be administered and interpreted consistent with that intent.  In particular, the separation benefits are intended to be exempt from Section 409A.  Employee is solely responsible for any tax consequences associated with the payments made pursuant to this Agreement, including, but not limited to, any additional tax or penalty interest imposed by Section 409A.

i.Dodd-Frank Clawback. Notwithstanding any other provision of this Agreement to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then he shall return to the Company, or forfeit if not yet paid, the amount of any “incentive-based compensation” (as defined under the Clawback Requirements) received during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to Employee under the accounting restatement as determined by the Company in accordance with the Clawback Requirements and any policy adopted by the Company pursuant to the Clawback Requirements.

j.Employee agrees that he is not entitled to any compensation (including, but not limited to, salary or bonuses), benefits, or payments of any kind or description from the Company, from or under any other promise, contract or agreement of any kind or description between Employee and the Company, whether oral or written, express or implied, or from or under any employee benefit plan or fringe benefit plan sponsored by the Company, whether now or in the future, other than as previously described in this Agreement and those in which he may already be vested.

k.Employee acknowledges and agrees that he/she is not entitled to make any additional contributions to any Company 401(k) Plan, or have any contributions made on his/her behalf, after the Separation Date.

2.Complete Release by Employee.  Employee, for Employee’s own self and Employee’s executors, heirs, successors and assigns, in consideration of the payments described in Section 1(d) of this Agreement, does hereby fully and forever discharge and release the Company and its parents, subsidiaries and affiliated companies, and with respect to each of the foregoing, its owners, agents, officers, shareholders, members, directors, employees, successors and assigns and each and all of the foregoing (referred to in this Agreement as “Released Parties”), individually and collectively, from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, damages, omissions, promises, and any and all claims or liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (individually or collectively “Claims”) that Employee now has or may in the future have, or that any person or entity may have on Employee’s behalf, on account of or arising out of any matter or thing which has happened, developed or occurred prior to Employee’s signing of this Agreement, including, without limitation, all Claims arising from Employee’s employment with the Company, any promise, contract or agreement between Employee and the Company, Employee’s separation from employment with the Company, Employee’s other relationships and dealings with the Company and other Released Parties, and the termination of such other relationships or dealings.  Employee hereby waives any and all such legal rights and Claims of any type or description that Employee has or might have against the Company and/or any of the other Released Parties.  This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential Claims that Employee may have against the Company, whether now known or unknown, except as specifically provided otherwise in this Agreement.

Employee agrees to fully and forever release all legal rights and Claims against the Released Parties, whether or not presently known and including future legal rights and Claims if based in whole or in part on acts or omissions occurring before Employee executes this Agreement.  Employee agrees that the legal rights and Claims that Employee is giving up include, but are not limited to, legal rights and Claims, if any, under all State and Federal statutes that protect Employee from discrimination in employment, such as the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act (“ADA”), the Equal Pay Act (“EPA”), the Family and Medical Leave Act (“FMLA”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Employee Retirement and Income Security Act (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the National Labor Relations Act (“NLRA”), the Fair Labor Standards Act (“FLSA”), Federal and State False Claims Acts, the New York State Labor Law (except minimum wage and unemployment claims),the New York Human Rights Law, and any similar Federal, State or local statute, regulation or order.

Employee further agrees that the legal rights and Claims that Employee is giving up include any rights or Claims relating to any oral or written promise, agreement or contract of employment with the Company and/or other Released Parties, express or implied, or any oral or written promise, agreement or contract, express or implied, purporting to establish terms and conditions of employment.  The Parties to this Agreement agree that any promise, agreement or contract concerning the employment of Employee by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied is hereby terminated, is null and void, and has no further force or effect.

Employee understands and agrees that the release provided in this Agreement also includes any and all Claims for defamation; wrongful discharge; constructive discharge; breach of contract (including employment contracts or collective bargaining agreements); breach of implied contract; breach of the covenant of good faith and fair dealing; tortious interference with business and/or contractual relationship (or prospective relationship); retaliatory discharge; whistleblower's claims (if waivable); estoppel of any kind; common-law intentional torts; negligence; intentional or negligent infliction of mental or emotional distress; discrimination, harassment and/or retaliation or wrongful action that has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule; and any Claims against the Company for attorneys’ fees, liquidated damages, civil penalties, compensatory damages, punitive damages, costs, interest or any other kind of penalties or damages that exist or may exist as of the date that Employee signs this Agreement.

Employee and the Company agree that the complete release set forth in this Agreement is intended to apply to Claims that they do not presently know to exist.  Subject to the representations and warranties contained in this Agreement, Employee and the Company understand that the facts with respect to which this Agreement is given may hereafter prove to be different from the facts now known or believed by them, and they hereby accept and assume the risk thereof and agree that this Agreement shall be and shall remain, in all respects, effective and not subject to termination or rescission by reason of any such difference in facts.

The Claims that Employee is giving up and releasing do not include Employee’s vested rights, if any, under any qualified retirement plan in which he participates, and Employee’s COBRA, unemployment insurance and workers’ compensation rights, if any.  Additionally, nothing in this Agreement shall be construed to constitute a waiver of (i) any Claims Employee may have against the Released Parties that arise from acts or omissions that occur after the date of Employee’s execution of this Agreement, (ii) Employee’s rights, protected under law, to file a complaint or charge with, communicate with, provide relevant and truthful information to or otherwise cooperate with any governmental authority -- including, but not limited to, the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) -- regarding a possible violation of law or respond to any inquiry from such governmental authority, including an inquiry about the existence of this Agreement or its underlying facts, (iii) Employee’s right to communicate with any government agency or Employee’s right to participate in any regulatory or law enforcement investigation, including Employee’s right to report any suspected violations of law, (iv) indemnification or contribution claims arising out of claims or lawsuits filed by third parties or pursuant to the Parties’ Indemnification Agreement dated August 10, 2018, or (v) any Claims Employee cannot waive as a matter of law.  Employee agrees, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by Employee or anyone on Employee’s behalf, except as explicitly prohibited by law.  Moreover, this Agreement does not limit Employee’s right to receive an award for information provided to the SEC.  Finally, the release of all Claims set forth in this Section 2 does not affect Employee’s rights as expressly created by this Agreement, and does not limit Employee’s ability to enforce this Agreement.

This Waiver and Release includes, but is not limited to, a waiver, discharge and release by Employee of the Released Parties from any damages or relief of whatever nature or description, including, but not limited to, compensatory damages, liquidated damages, punitive damages, equitable forms of relief, as well as any Claims for attorneys’ fees or costs, civil penalties and/or interest, which may arise from any of the Claims waived, discharged or released.

3.Enforcement and Legal Actions. Employee agrees that this Agreement may be enforced in any court, federal, state or local, and before any administrative agency or body, federal, state or local.  This Agreement may be used as a complete defense in the future should Employee bring a lawsuit based on any Claim that he has released, and if the Company successfully enforces the Complete Release in Section 2 above in a lawsuit involving Claims under any statute other than the ADEA, he will pay for all costs incurred by the Company, including reasonable attorney’s fees, in defending such lawsuit and/or against non-ADEA Claims.

4.Continuing Confidentiality Obligations.

a.In the course of employment with the Company, Employee has acquired access to and became acquainted with Confidential and Proprietary Information (as defined in Section 4(c) below) about the professional business and financial affairs of the Company.

b.Except as required to perform his/her duties, as authorized by the Company, and/or as permitted by law or regulation, and further subject to Sections 6 and 15 below, Employee will not at any time use, copy, disclose or make available any Confidential and Proprietary Information to any individual, corporation, partnership, trust, governmental body or other entity.

c.For purposes of this Agreement, the term “Confidential and Proprietary Information” means all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s strategies, operations, products, services, financial information, business methods, research, trade secrets, intellectual property, systems, studies, client lists, client information, employee and personnel information, business forecasts, marketing plans, and any written notes, analyses, reports, compilations or other material or documents based in whole or in part on such information that the Company discloses, in writing, orally, visually or in any other medium, to the Employee or to which the Employee obtains access to Employer’s premises, personnel or systems, whether or not marked “Confidential” and/or “Proprietary,” transmitted orally and communicated to the Employee as being Confidential and Proprietary Information or which by its nature would be, if in written form, deemed Confidential and Proprietary Information. The definition of “Confidential and Proprietary Information” is intended to have the broadest meaning as permitted by law and may extend for purposes of this Agreement beyond the definition of “trade secrets” as set forth in the Defend Trade Secrets Act of 2016 and/or the Uniform Trade Secrets Act. Confidential and

Proprietary Information shall not include information which falls into any of the following categories:

(i)  Information generally known to the public prior to the date of disclosure by the Company;

(ii)  Information which, after disclosure by the Company, becomes generally known to the public through no act or omission of Employee, and then only after the date the information becomes publicly known;

(iii)  Information which was or is independently developed by Employee on his own time and without use of or reference to the Confidential and Proprietary Information, in whole or in part; and

(iv)  Information required to be disclosed by law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure Employee shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential and Proprietary Information.

d.Employee shall have responsibility for and bear all risk of loss or damage to such Confidential and Proprietary Information and any and all actual out-of-pocket costs, losses, fines, penalties, forfeitures, judgments and expenses incurred by the Company, including court costs and fees and reasonable and necessary fees and disbursements of counsel, resulting from improper or inaccurate use, processing or disclosure of such data or arising from the negligence or willful misconduct of the Employee.

e.Employee is currently aware of material non-public information regarding the Company and will comply with the terms of the Company’s Insider Trading Policy regarding “Post-Termination Transactions.”  Employee agrees that he will not trade in the Company’s securities until the material non-public information of which he is aware either becomes public or is no longer material to the Company.

f.Subject to Section 14 below, Employee agrees to keep the terms of this Agreement, all documents relating to this Agreement, the terms of this Agreement including the consideration being paid under it, completely confidential.  Employee shall not disclose any information concerning the existence or terms of this Agreement or provide a copy of this Agreement to anyone, except as follows: (i) to the extent necessary to report income to appropriate taxing authorities and/or unemployment insurance authorities; (ii) to communicate with Employee’s spouse, attorneys, Employee’s investment or financial advisors or Employee’s accountants as necessary for obtaining legal and/or financial planning advice (in which case such person or entity shall be informed of the confidential nature of this Agreement and agree to maintain the confidentiality of this Agreement); or (iii) in response to a judicial order or subpoena issued by a state or federal court or governmental agency or any other order of a court of competent jurisdiction or a discovery request pursuant to established Rules of Civil Procedure in a civil action in state or federal court or in response to any other discovery request or deposition question made or posed.

g.Additionally, nothing herein precludes a party from apprising any attorney, court, arbitrator, administrative agency or governmental body of the existence and/or terms of this Agreement in order to enforce this Agreement, to challenge the enforceability of this Agreement and/or to support an argument that a claim/defense is barred by reason of the waivers and releases contained herein or to counter any such argument.

5.Employee Breach of Agreement. Employee specifically acknowledges and agrees that if a court of competent jurisdiction determines that he materially breached any of his obligations under this Agreement, then in addition to any other remedy that the Company may have in law or in equity, the Company shall have no further obligation to make any payments under Section 1 of this Agreement, except as may be required by the ADEA or other applicable law. It is specifically agreed that the enforcement of rights under this Section 5 will not affect the validity and enforceability of the release, discharge and waiver contained in this Agreement.  Finally, nothing herein constitutes a waiver of the Company’s rights, in law or in equity, except as limited by the ADEA or other applicable law, to discontinue severance payments and/or recoup already made severance payments in the event a court of competent jurisdiction determines that Employee materially breached this Agreement.

6.Notice of DTSA Immunities.

a.Employee acknowledges notice of the immunity provisions of the Defend Trade Secrets Act of 2016, which provide that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret (as defined by applicable law) that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b.Employee acknowledges notice of the anti-retaliation provision of the Defend Trade Secrets Act of 2016, which provides that an individual who files a lawsuit alleging retaliation by an employer for reporting a suspected violation of law may disclose the trade secret (as defined by applicable law) to the attorney of the individual and use the trade secret information in the court proceeding if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

7.Non-Disparagement.  Subject to Section 14 below, Employee shall not disparage the Company, its products or services, or any of the other Released Parties in any way, orally or in writing.  The inclusion of specific individuals in this section -- including but not limited to officers, shareholders, members, directors, employees, and agents -- to protect them from derogatory or disparaging remarks is a material term of this Agreement and intended to make such individuals third-party beneficiaries of this particular provision of the Agreement, with all applicable rights to enforce its terms in the event of a violation.  Employee also agrees that he will not directly or indirectly initiate any communications with any directors, shareholders, or employees of the Company regarding the business or operations of the Company, except as required to perform the requirements set forth in this Agreement, as required to perform services on behalf of a new employer, or as otherwise expressly requested by the Company or required by applicable law. Nothing herein precludes any party from providing truthful information to courts and/or governmental agencies, in connection with administrative and judicial proceedings, and/or in response to lawful process.

8.Restrictive Covenants:

a.Non-Competition.  For the one (1) year period after the Separation Date (such period of time hereinafter referred to as the “Restricted Period”), Employee shall not directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, member manager, employee or otherwise any business that competes with Company or its affiliates, without the prior written consent of Company. Notwithstanding any other provisions of this Agreement, Employee may make a passive investment in any publicly-traded company or entity in an amount not to exceed five percent (5%) of the voting stock of any such company or entity.  The Restricted Period shall be tolled during any period in which Employee is in violation of this Section 8(a).

b.Non-Solicitation of Customers.  For the Restricted Period, Employee shall not, without Company’s prior express written consent, solicit, call on, do business with, or actively interfere with Company’s relationship with, or attempt to divert or entice away, any customer of Company with whom the Employee had material contact during his employment by Company.  “Material contact” as used above means: (i) direct or indirect contact between the Employee and the customer for the purpose of establishing, maintaining or furthering a business relationship; (ii) obtaining Confidential and Proprietary Information about a customer in the ordinary course of business as a result of Employee’s association with Company; and/or (iii) Employee’s receipt of compensation, commissions or other earnings as a result of the sale of products and/or provision of services to the customer  The Restricted Period shall be tolled during any period in which Employee is in violation of this Section 8(b).

c.Non-Solicitation of Employees.  For the Restricted Period, Employee shall not, without Company’s prior express written consent, directly or indirectly, either for his own benefit or purpose or for the benefit or purpose of any person other than Company, employ, or offer to employ, or actively interfere with Company’s relationship with, or attempt to divert or entice away, any employee of Company or its affiliates, nor shall Employee assist any other person in such activities.  The Restricted Period shall be tolled during any period in which Employee is in violation of this Section 8(c).

d.Reasonableness of Limitations.

(i)The Employee acknowledges, warrants, represents and agrees that the restrictive covenants and remedies contained in Section 8 are necessary for the protection of the legitimate business interest of Company and its affiliates and are reasonable in scope and content.

(ii)The Employee acknowledges that the territorial, time and other limitations of this Agreement are reasonable and properly required for adequate protection of the business and affairs of Company and its affiliates, and, in the event that any such territorial, time or other limitation is found to be unreasonable by a court or arbitrator of competent jurisdiction, the Employee agrees and submits to the reduction of any said territorial, time or other limitation, or all of them, to such an area, period or otherwise as such court or arbitrator may determine to be reasonable, as if originally executed in that form by the parties hereto.

e.Remedies.

(i)Without intending to limit the remedies available to Company, Employee acknowledges that breach of any of the covenants contained in this Agreement may result in material, irreparable injury to Company, its affiliates or subsidiaries for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach, or threat thereof, Company may seek a temporary restraining order and/or preliminary or permanent injunction restraining Employee and any third party from engaging in activities prohibited by this Agreement or such other relief as may be required to specifically enforce the covenants in this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of a breach.

(ii)Employee hereby agrees and consents that such injunctive relief may be sought ex parte in any state or federal court of record in the State of New York, or in the state and county in which such violation may occur, or in any other court having jurisdiction, at the election of Company.

(iii)Employee hereby waives any right he may have to require Company to post a bond or other security with respect to obtaining or continuing any such injunction or temporary restraining order.

9.Cooperation. Employee agrees to provide assistance to the Company to assure an orderly transfer of work and responsibilities. Employee agrees to fully cooperate with the Company and its attorneys, auditors and consultants following the Separation Date, to provide prompt, truthful, and complete information in relation to any inquiry by the Company or its attorney and in connection with any matter, litigation or other proceeding arising out of or relating to matters of which Employee was involved prior to the termination of Employee’s employment. Employee’s cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts and consultants, and providing truthful testimony in pretrial and trial or hearing proceedings.  The Company will work cooperatively with the Employee to limit the inconvenience and disruption any such cooperation and assistance might cause.  The Company agrees to timely pay all reasonable expenses incurred by Employee, including, but not limited to, transportation costs, lodging costs, and lost wages.  However, Employee and the Company agree that no compensation shall be paid under any circumstances for the content or substance of any testimony in any litigation or proceeding.

10.Return of Company Property.

a.Except as specifically set forth below, to the extent Employee has not already done so, by no later than five (5) business days after the Effective Date of this Agreement (as defined in Section 19 below), Employee shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that Employee has in Employee’s possession, custody or control. The documents and property to be returned by Employee include, but are not limited to all files, correspondence, e-mail, memoranda, notes, notebooks, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, customer lists and customer information (including but not limited to telephone directories, phone books, and any documents containing the name, address, telephone number, email address, or other contact information of any customer or any agent, representative, or employee of a customer), marketing information, operational and personnel information (including but not limited to organizational charts, telephone directories, phone books  any documents containing the name, address, telephone number, email address, or other contact information of any employee, agent, or representative of the Company), specifications, code, software, databases, computer-recorded information, electronic records, tangible property and equipment, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any Confidential and Proprietary Information of the Company (and all reproductions thereof in whole or in part).  Employee agrees to make a diligent search to locate any such documents, property and information.

b.If Employee has used any computer, server, e-mail or phone device owned by Employee or a member of Employee’s immediate family to receive, store, review, prepare or transmit any Confidential and Proprietary Information or, documents, property, materials or information of or pertaining to the Company, then no later than five (5) business days after the Effective Date of this Agreement (as defined in Section 19 below), Employee shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such Confidential and Proprietary Information from those systems.

c.Employee further agrees that if Employee discovers any Company documents or property in Employee’s possession, custody or control or on Employee’s computer, server, e-mail system, or other electronic device in the future, Employee will immediately return such documents or information to the Company and delete them from such computer, device, or e-mail system.

d.The Company will work with Employee to retrieve any Company Property as outlined in this Section via a courier. Employee will fully cooperate with the Company to get this property back to the Company within five (5) business days after the Effective Date of this Agreement (as defined in Section 19 below).

e.Nothing in this section shall prevent Employee from retaining any copy of information for the sole purpose of reporting or investigating a suspected violation of law.

11.No Disability.  Employee agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage-earning capacity during his employment with the Company or due to the termination of his employment and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company and/or the termination of his employment.

12.No Pending Action. Subject to Section 14 below, Employee represents that, as of the date he executed this Agreement, Employee has not filed any charge, complaint or action in any forum against the Company.

13.Consideration. This Agreement provides Employee with sums of money and benefits that include sums and benefits that Employee would not be entitled to receive without signing this Agreement.

14.Whistleblower Protection. Nothing in this Agreement prevents Employee, without prior notice to the Company, from reporting conduct to, providing truthful information to, cooperating with, filing a charge or complaint with and/or participating in any investigation or proceeding conducted or initiated by the Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Occupational Safety and Health Administration, and/or any other federal, state or local agency or self-regulatory organization charged with enforcement of any laws; provided, however, that Employee agrees not to disclose confidential information that is subject to a legal privilege of the Company, including but not limited to the attorney-client privilege and attorney work product protection.

15.Consultation with Attorney. Company hereby encourages and advises Employee in writing to consult with an attorney of Employee’s choosing, prior to signing this Agreement, concerning all of the terms of this Agreement and the termination of Employee’s employment with the Company.

16.Review Period. Employee represents and warrants that the Company has given Employee a reasonable period of time of at least forty-five (45) days (the “review period”) for Employee to consider all of the terms of this Agreement and for the purpose of consulting with an attorney if Employee so chooses.  This Agreement was provided to Employee on October 24, 2020.  If this Agreement has been executed by Employee prior to the end of the review period, Employee represents that he has freely and willingly elected to do so.  Employee and the Company agree that any changes to this Agreement, whether material or immaterial, do not operate to restart the review period.

Employee further acknowledges that at the commencement of the Review Period, the Company provided you with information (see attached Appendix A) concerning the class, unit or group of individuals covered by this termination program, any eligibility factors for such program, and any time limits applicable to such program, as well as the job titles and ages of all individuals selected for the program, and the job titles and ages of all individuals in the same job class or organizational unit who are not eligible or selected for the program.

17.Employee’s Review of Agreement. Employee represents and warrants that he has carefully read each and every provision of this Agreement and that he fully understands all of the terms and conditions of this Agreement.

18.Voluntary Agreement. Employee represents and warrants that he enters into this Agreement voluntarily of his own free will, without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

19.Revocation. This Agreement may be revoked by Employee within seven (7) calendar days after the date this Agreement is signed by the Employee, by giving written or email notice of revocation to Maurice Zauderer, Ph.D, President, CEO and Director.  This Agreement shall not become binding, effective or enforceable until the revocation period has expired with no revocation by Employee, and therefore the payments described in Section 1(d) of this Agreement shall not be made or provided unless Employee signs this Agreement and such revocation period expires with no revocation by Employee.  If Employee does not revoke this Agreement, the eighth calendar day after the date of Employee signs this Agreement will be the “Effective Date” of the Agreement, on which this Agreement becomes binding and Employee may not thereafter revoke his acceptance of the Agreement.

20.Interpretation. Employee and the Company agree that, whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, which shall be fully severable and given full force and effect.  However, in the event the Complete Release in Section 2 or any portion thereof is determined by any court or agency of competent jurisdiction to be unenforceable for any reason, then the Company shall have the option to rescind this entire Agreement and immediately recover from the Employee any payments made pursuant to Section 1(d) above, except to the extent prohibited or limited by the ADEA or other applicable law.  Alternatively, if the Company so elects, the Employee will execute a second release that is legal and enforceable, without further consideration.

21.Legal Proceedings and Governing Law.  This Agreement shall be construed and governed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of laws, to the maximum extent possible. Disputes arising under it shall be heard exclusively by the New York State Supreme Court, Monroe County, New York or in the United States District Court for the Western District of New York.  Employee irrevocably agrees that all claims and disputes regarding this Agreement may be heard and determined in any such court and irrevocably waives any objection he/she may now or hereafter have as to personal jurisdiction, the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

22.WAIVER OF JURY TRIAL. THE PARTIES AGREE TO WAIVE ANY RIGHT TO A JURY TRIAL IF ANY CLAIM ARISING OUT OF EMPLOYEE’S EMPLOYMENT, HIS SEPARATION FROM THAT EMPLOYMENT AND/OR THIS AGREEMENT IS FILED IN COURT.

23.Non-Assignment.  Employee warrants, represents and agrees that he has not heretofore assigned or transferred or purported to assign or transfer to any person, firm, partnership, corporation or entity whatsoever, any of the legal rights or Claims waived or released herein.

24.No Admission of Liability.  Employee agrees that neither any payment under this Agreement, nor any term or condition of it, shall be construed at any time as an admission of liability or wrongdoing by the Company.

25.Third Party Beneficiaries. The Parties agree that the Released Parties (other than the Company) are intended third party beneficiaries of this Agreement.  The Released Parties’ rights under this Section 25 shall be irrevocable.

26.Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Employee and Employee’s heirs and legal representatives and the Company, its successors and assigns.  The obligations of this Agreement survive the resignation of Employee’s employment.  Employee agrees that the Company may freely assign this Agreement to a successor corporation or purchaser of its assets.

27.Entire Agreement and Amendment. This Agreement sets forth the entire agreement and understanding between Employee and the Company and merges and supersedes all prior discussions, agreements, arrangements and understandings of every kind and nature, written or oral, between Employee and the Company, except as otherwise provided in this Agreement.  This Agreement may not be amended or modified except by a writing signed by Employee and the Company.

28.Counterparts.  This Agreement may be executed in multiple originals, each of which shall be considered as an original instrument, but all of which shall constitute one agreement.  A scanned copy, photocopy or facsimile of a fully-executed original has the same force and effect as the original.

DATED: 2 Dec 2020	_____________/s/ Raymond E. Watkins_______________

Raymond E. Watkins

DATED:___12/9/2020____ Vaccinex, Inc.

By:_/s/ Maurice Zauderer, Ph.D________

Maurice Zauderer, Ph.D

President, CEO and Director

APPENDIX A

(Omitted.)